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July 20, 2007
Contact: Charles J.Viater

President/CEO

               MFB CORP. ANNOUNCES QUARTERLY DIVIDEND DECLARATION

Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC) (the "Corporation"), parent company of MFB Financial (the "Bank"), announced today that the Corporation has declared a cash dividend of $0.165 per share of common stock for the quarter ended June 30, 2007. The dividend is payable on August 14, 2007 to holders of record on July 31, 2007. Charles J. Viater, President and CEO stated, "This dividend represents a 22.2% increase over the dividend declared for the quarter ended June 30, 2006. This increase provides further evidence of the Corporation's commitment to core earnings growth and shareholder value." MFB Corp expects to release its earnings for the quarter ended June 30, 2007 as soon as its quarterly review is completed by its independent accounting firm.

MFB Corp.'s wholly owned federal savings bank subsidiary, MFB Financial (the "Bank") conducts business in Indiana from their corporate office in Mishawaka and ten banking centers in St. Joseph and Elkhart Counties and provide private client services to the Indianapolis market through the Bank's office in Hamilton County. The Bank offers a variety of lending, deposit and other financial services to its retail and business customers. The Wealth Management Group of the Bank attracts high net worth clients and offers trust, investment, insurance, broker advisory, retirement plan and private banking services. The Bank has also recently added a New Buffalo mortgage loan office located in Berrien County, Michigan. For more information, go to www.mfbbank.com.